                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  Schedule 13G



                    Under the Securities Exchange Act of 1934
                               (Amendment No. __ )

                             TCW/DW Term Trust 2000
                          ---------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                    -----------------------------------------
                         (Title of Class of Securities)


                                    87234V106
                                ----------------
                                 (CUSIP Number)

                                December 31, 1999
                        -------------------------------
             (Date of Event which requires filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                        (Continued on following page(s))

                               Page 1 of 13 Pages

-------------------------------                               ------------------
     CUSIP NO. 87234V106                 13G                  PAGE 2 OF 13 PAGES
              ----------                                          ---  ----
-------------------------------                               ------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    The Progressive Corporation
                    34-0963169
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Ohio

---------------------------------- --------- -----------------------------------
                                      5      SOLE VOTING POWER
                NUMBER OF
                 SHARES                            -0-
              BENEFICIALLY
                OWNED BY           --------- -----------------------------------
                  EACH                6      SHARED VOTING POWER
                REPORTING
                 PERSON                         2,623,800**
                  WITH
                                   --------- -----------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                                   -0-

                                   --------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                2,623,800**

------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,623,800**

------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                          [X]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     5.9 %

------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                    HC, CO

------------- ------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


**Consists solely of shares held by its subsidiaries.

-------------------------------                               ------------------
     CUSIP NO. 87234V106                 13G                  PAGE 3 OF 13 PAGES
              ----------                                          ---  ----
-------------------------------                               ------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Casualty Insurance Company
                   34-6513736
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Ohio

----------------------------------- --------- ----------------------------------
                                       5      SOLE VOTING POWER
                NUMBER OF
                 SHARES                              -0-
              BENEFICIALLY
                OWNED BY            --------- ----------------------------------
                  EACH                 6      SHARED VOTING POWER
                REPORTING
                 PERSON                           1,986,600**
                  WITH
                                    --------- ----------------------------------
                                       7      SOLE DISPOSITIVE POWER

                                                     -0-

                                    --------- ----------------------------------
                                       8      SHARED DISPOSITIVE POWER

                                              1,986,600**

------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,986,600**

------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                            [X]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       4.4 %

------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                    IC, HC, CO
------------- ------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes 1,734,400 shares held directly, and 252,200 shares held by Progressive Specialty Insurance Company, its wholly-owned subsidiary.

-------------------------------                               ------------------
     CUSIP NO. 87234V106                 13G                  PAGE 4 OF 13 PAGES
              ----------                                          ---  ----
-------------------------------                               ------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Progressive American Insurance Company
                    34-1094197
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida

---------------------------------- --------- -----------------------------------
                                      5      SOLE VOTING POWER
                NUMBER OF
                 SHARES                            -0-
              BENEFICIALLY
                OWNED BY           --------- ----------------------------------
                  EACH                6      SHARED VOTING POWER
                REPORTING
                 PERSON                          3,500
                  WITH
                                   --------- -----------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                                   -0-

                                   --------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                 3,500

------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,500

------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                           [X]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     0  %

------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                    IC, CO

------------- ------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                               ------------------
     CUSIP NO. 87234V106                 13G                  PAGE 5 OF 13 PAGES
              ----------                                          ---  ----
-------------------------------                               ------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Mountain Insurance Company
                   93-0935623
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Colorado

----------------------------------- --------- ----------------------------------
                                       5      SOLE VOTING POWER
                NUMBER OF
                 SHARES                             -0-
              BENEFICIALLY
                OWNED BY            --------- ---------------------------------
                  EACH                 6      SHARED VOTING POWER
                REPORTING
                 PERSON                           107,700
                  WITH
                                    --------- ----------------------------------
                                       7      SOLE DISPOSITIVE POWER

                                                    -0-

                                    --------- ----------------------------------
                                       8      SHARED DISPOSITIVE POWER

                                                  107,700

------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    107,700

------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                           [X]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    .2  %

------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                    IC, CO

------------- ------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                               ------------------
     CUSIP NO. 87234V106                 13G                  PAGE 6 OF 13 PAGES
              ----------                                          ---  ----
-------------------------------                               ------------------


--------------- ----------------------------------------------------------------
      1         NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Progressive Northwestern Insurance Company
                     91-1187829
--------------- ----------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------- ----------------------------------------------------------------
      3         SEC USE ONLY


--------------- ----------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION

                Washington
-------------------------------- --------- ------------------------------------
                                    5      SOLE VOTING POWER
                NUMBER OF
                 SHARES                           -0-
              BENEFICIALLY
                OWNED BY         --------- ------------------------------------
                  EACH              6      SHARED VOTING POWER
                REPORTING
                 PERSON                         368,500
                  WITH
                                 --------- ------------------------------------
                                    7      SOLE DISPOSITIVE POWER

                                                  -0-

                                 --------- -------------------------------------
                                    8      SHARED DISPOSITIVE POWER

                                                368,500

--------------- ----------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    368,500

--------------- ----------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES
                                                                            [X]
--------------- ----------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      .8 %

--------------- ----------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                    IC, CO
--------------- ----------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                               ------------------
     CUSIP NO. 87234V106                 13G                  PAGE 7 OF 13 PAGES
              ----------                                          ---  ----
-------------------------------                               ------------------



------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Progressive Specialty Insurance Company
                       34-1172685
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Ohio

----------------------------------- --------- ----------------------------------
                                       5      SOLE VOTING POWER
                NUMBER OF
                 SHARES                            -0-
              BENEFICIALLY
                OWNED BY            --------- ----------------------------------
                  EACH                 6      SHARED VOTING POWER
                REPORTING
                 PERSON                          252,200
                  WITH
                                    --------- ----------------------------------
                                       7      SOLE DISPOSITIVE POWER

                                                  -0-

                                    --------- ----------------------------------
                                       8      SHARED DISPOSITIVE POWER

                                                 252,200

------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    252,200

------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                            [X]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     .6  %

------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                     IC, CO

------------- ------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                               ------------------
     CUSIP NO. 87234V106                 13G                  PAGE 8 OF 13 PAGES
              ----------                                          ---  ----
-------------------------------                               ------------------



------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   United Financial Casualty Company
                   36-3298008
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Missouri

---------------------------------- --------- -----------------------------------
                                      5      SOLE VOTING POWER
                NUMBER OF
                 SHARES                            -0-
              BENEFICIALLY
                OWNED BY           --------- -----------------------------------
                  EACH                6      SHARED VOTING POWER
                REPORTING
                 PERSON                           157,500
                  WITH
                                   --------- -----------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                                   -0-

                                   --------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                  157,500

------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    157,500

------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                           [X]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    .4  %

------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                   IC, CO

------------- ------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 9 of 13 Pages
                                                                 ---  ----

                                  SCHEDULE 13G


This Schedule 13G is filed to report the number of shares of Common Stock of the Issuer beneficially owned by The Progressive Corporation and certain of its subsidiaries as of December 31, 1999.

Item 1(a)         Name of Issuer:
---------------------------------

                  The name of the issuer is TCW/DW Term Trust 2000 (the
                  "Issuer").

Item 1(b)         Address of Issuer's Principal Executive Offices:
------------------------------------------------------------------

                  The address of the Issuer's principal executive offices is Two World Trade Center, New York, New York 10048.

Item 2(a)         Name of Person Filing:
----------------------------------------

                  This statement is filed jointly by the following parties (collectively, the "Reporting Persons"): (a) Progressive American Insurance Company, a Florida corporation, (b) Progressive Casualty Insurance Company, an Ohio corporation,
                  (c) Progressive Mountain Insurance Company, a Colorado corporation (d) Progressive Northwestern Insurance Company, a Washington corporation, (e) Progressive Specialty Insurance Company, an Ohio corporation and (f) United Financial Casualty Company, a Missouri corporation (collectively, the "Subsidiaries"), and The Progressive Corporation, an Ohio corporation, by virtue of its direct or indirect ownership of all of the outstanding capital stock of the Subsidiaries.

                  All of the outstanding shares of Progressive Specialty Insurance Company are owned by Progressive Casualty Insurance Company. Except as noted in the preceding sentence, all of the outstanding shares of each of the Subsidiaries is owned directly by The Progressive Corporation.

Item 2(b)         Address of Principal Business Office or, if none, Residence:
------------------------------------------------------------------------------

                  The address of the principal business office of each of the Reporting Persons is as follows:

                  Reporting Person                            Business Address
                  ----------------                            ----------------

                  The Progressive Corporation                 6300 Wilson Mills Road
                                                              Mayfield Village, OH  44143

                  Progressive American Insurance Company      4030 Crescent Park Dr.,Bldg. B
                                                              Riverview, FL 33569

                  Progressive Casualty Insurance Company      6300 Wilson Mills Road
                                                              Mayfield Village, OH  44143

                  Progressive Mountain Insurance Company      2075 Research Parkway, Suite A
                                                              Colorado Springs, CO 80920

                  Progressive Northwestern Insurance          200 112th Ave., NE, Suite 200
                  Company                                     Bellevue, Washington 98004

                                                            Page 10 of 13 Pages
                                                                ----  ----





                  Reporting Person                            Business Address
                  ----------------                            ----------------

                  Progressive Specialty Insurance Company     6300 Wilson Mills Road
                                                              Mayfield Village, OH  44143

                  United Financial Casualty Company           11457 Olde Cabin Rd, Suite 235
                                                              St. Louis, MO  63141
Item 2(c)         Citizenship:

                  Reporting Person                                     State of Incorporation
                  ----------------                                     ----------------------

         The Progressive Corporation                                   Ohio
         Progressive American Insurance Company                        Florida
         Progressive Casualty Insurance Company                        Ohio
         Progressive Mountain Insurance Company                        Colorado
         Progressive Northwestern Insurance Company                    Washington
         Progressive Specialty Insurance Company                       Ohio
         United Financial Casualty Company                             Missouri

Item 2(d)         Title of Class of Securities:
-----------------------------------------------

                           The class of securities which is the subject of this
                           Schedule 13G is the Common Shares, $.01 par value per share, of the Issuer.

Item 2(e)         CUSIP Number:
-------------------------------

                           The CUSIP number for such class of securities is 87234V106.

Item 3.           Not Applicable.
---------------------------------

Item 4.           Ownership (as of December 31, 1999)
---------------------------

                  (a)      Amount Beneficially Owned:                  No. of Shares
                           --------------------------                  -------------

                           The Progressive Corporation                   2,623,800(1)

                           Subsidiaries

                           Progressive American Insurance Company            3,500
                           Progressive Casualty Insurance Company        1,986,600(2)
                           Progressive Mountain Insurance Company          107,700
                           Progressive Northwestern Insurance Company      368,500
                           Progressive Specialty Insurance Company         252,200
                           United Financial Casualty Company               157,500
                                                                           -------

                                                          TOTAL:         2,623,800(3)

--------
     1 Consists solely of shares held by the Subsidiaries listed herein.

     2 Includes 1,734,400 shares held directly and 252,200 shares held by Specialty
Risk Insurance Company, its wholly-owned subsidiary.


                                                             Page 11 of 13 Pages
                                                                 ----  ----


                  (b)      Percent of Class                              5.9  %
                           ----------------


                  (c)      Number of shares as to which the person has
                           -------------------------------------------

                                            (i)            (ii)               (iii)            (iv)

                                         Sole Power      Shared Power        Sole Power     Shared Power
                                         to Vote         to Vote             to Dispose     to Dispose
                                         or to           or to               or to          or to
                                         Direct          Direct              Direct the     Direct the
                                         the Vote        the Vote            Disposition    Disposition
                                         ---------       -----------         ----------     -----------

The Progressive Corporation                 0             2,623,800(1)             0        2,623,800(1)

Subsidiaries
------------

Progressive American Insurance Company      0                 3,500                0            3,500

Progressive Casualty Insurance Company      0            1,986,600(2)              0        1,986,600(2)

Progressive Mountain Insurance Company      0               107,700                0          107,700

Progressive Northwestern Insurance Company  0               368,500                0          368,500

Progressive Specialty Insurance Company     0               252,200                0          252,200

United Financial Casualty Company           0               157,500                0          157,500
                                                         ----------                         ---------


                  TOTALS                    0             2,623,800(3)             0        2,623,800(3)
                                         --------        ----------             -------    ----------



Item 5            Ownership of Five Percent or Less of a Class:
---------         --------------------------------------------

                  Not Applicable.

Item 6            Ownership of More than Five Percent on Behalf of Another
------            --------------------------------------------------------
                  Person:
                  -------

                  Not Applicable.

Item 7            Identification and Classification of the Subsidiary Which
------            ---------------------------------------------------------
                  Acquired the Security Being Reported on By the Parent Holding
                  -------------------------------------------------------------
                  Company:
                  --------

                  Not Applicable.

Item 8            Identification and Classification of Members of the Group:
------            ----------------------------------------------------------

                  Not Applicable.


---------------
     1 Consists solely of shares held by the Subsidiaries listed herein.

     2 Includes 1,734,400 shares held directly and 252,200 shares held by Progressive Specialty Insurance Company, its wholly-owned subsidiary.

     3 Computed without duplication of reported share.

                                                             Page 12 of 13 Pages
                                                                 ----  ---



Item 9            Notice of Dissolution of Group:
------            -------------------------------

                  Not Applicable.


Item 10           Certifications:
-------           ---------------

                  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE
                                    ---------


After reasonable inquiry and to the best of our knowledge and belief, the undersigned hereby certify that the information set forth in this statement is true, complete and correct.


Date:    January 18, 2000


The Progressive Corporation
Progressive American Insurance Company
Progressive Casualty Insurance Company
Progressive Mountain Insurance Company
Progressive Northwestern Insurance Company
Progressive Specialty Insurance Company
United Financial Casualty Company




By:      /s/ Thomas A. King
        -----------------------------
         Thomas A. King
         Vice President

                                                             Page 13 of 13 Pages
                                                                 ----  ----




                                    EXHIBIT A

This Exhibit A to Schedule 13G is filed pursuant to the requirements of Rules 13d-1(c) and 13d-1(k)(1). The undersigned hereby agree that the Schedule 13G to which this Exhibit is attached is filed on behalf of each of the undersigned.


Dated:   January 18, 2000


The Progressive Corporation
Progressive American Insurance Company
Progressive Casualty Insurance Company
Progressive Mountain Insurance Company
Progressive Northwestern Insurance Company
Progressive Specialty Insurance Company
United Financial Casualty Company





By:   /s/ Thomas A. King
   ---------------------------------
         Thomas A. King
         Vice President